Exhibit 99.1

VOXX International Corporation Announces the Sale of Certain Assets of its Domestic Accessories Group to Established, Inc. for Approximately $25 Million

VOXX will continue to operate as VOXX Accessories Corp. (“VAC”) to ensure business continuity

ORLANDO, FL.— August 8, 2024 — VOXX International Corporation (NASDAQ: VOXX), today announced that it has entered into an Asset Purchase Agreement (the “Agreement”) to sell certain assets, including the Company’s iconic RCA® trademarks and other intellectual property, to Established Inc. The total value of the transaction is expected to be approximately $25 million, and the companies anticipate the deal will close on or before August 30, 2024. Under the agreement, VOXX Accessories Corp. will continue to operate the business while working with customers and partners in the normal course of business.

Pat Lavelle, Chief Executive Officer of VOXX International Corporation stated, “This transaction is in line with our stated strategy of monetizing assets, realigning the organization and paying down debt. We have enjoyed strong market positions and success in the accessories business globally, and will maintain strong global brands and distribution once this transaction closes. Domestically, while we are selling assets, we will continue to provide our customers and manufacturers with the same support as they have had in the past, as we are continuing to manage the business. With this asset sale however, we will strengthen our financial position.”

The Agreement was entered into on August 2, 2024 and the companies anticipate the transaction will close on or before August 30, 2024. The finalization of the Agreement will be subject to standard closing conditions

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in the Automotive Electronics and Consumer Electronics industries. Over the past several decades, with a portfolio of approximately 30 trusted brands, VOXX has built market-leading positions in in-vehicle entertainment, automotive security, reception products, a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the risk factors described in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2024, and other filings made by the Company from time to time with the SEC, as such descriptions may be updated or amended in any future reports we file with the SEC. The factors described in such SEC filings include, without limitation: impacts related to the COVID-19 pandemic, global supply shortages and logistics costs and delays; global economic trends; cybersecurity risks; risks that may result from changes in the Company's business operations; operational execution by our businesses; changes in law, regulation or policy that may affect our businesses; our ability to increase margins through implementation of operational improvements, restructuring and other cost reduction methods; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the War in the Ukraine and any worsening of the global business and economic environment as a result.

Investor Relations Contact:

Glenn Wiener, GW Communications (for VOXX)

Email: gwiener@GWCco.com